Exhibit 5.1

Karen E. Anderson
+1 858 550 6088
kanderson@cooley.com

July 24, 2019

Castle Biosciences, Inc.
820 S. Friendswood Drive, Suite 201
Friendswood, TX 77546

Ladies and Gentlemen:

We have represented Castle Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-232369) on Form S-1 (the “Initial Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus filed with the Registration Statement (the “Prospectus”) and a Registration Statement on Form S-1 related thereto that is to be filed with the Commission pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended (together with the Initial Registration Statement, the “Registration Statement”), covering an underwritten public offering of up to 766,666 shares (the “Shares”) of the Company’s common stock, par value $0.001, including up to 100,000 shares that may be sold pursuant to the exercise of an option to purchase additional shares.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Initial Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Initial Registration Statement, each of which is to be in effect prior to the closing of the offering contemplated by the Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the Amended and Restated Certificate of Incorporation referred to in clause (i)(c) is filed with the Secretary of State of the State of Delaware before the issuance of the Shares. We have undertaken no independent verification with respect to such matters.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents, other than by the Company, where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

Castle Biosciences, Inc.
July 24, 2019
Page Two

Sincerely,

Cooley LLP

By:	/s/ Karen E. Anderson
Karen E. Anderson

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com